SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act

 Date of Report: March 28, 2013
 (Date of Earliest Event Reported: March 22, 2013)

 Akorn, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Louisiana	001-32360	72-0717400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1925 W. Field Court, Suite 300 Lake Forest, Illinois 60045
(Address of principal executive offices)
(847) 279-6100
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01   Changes in Registrant’s Certifying Accountant.

(a) Dismissal of Independent Registered Public Accountant

The Audit Committee (the “Audit Committee”) of the Board of Directors of Akorn, Inc. (the “Company”) conducted a competitive process to determine the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.  The Audit Committee invited several national accounting firms to participate in this process, including Ernst & Young LLP (“E&Y”), the Company’s independent registered public accounting firm for the last five fiscal years. As a result of this process and following careful deliberation, on March 22, 2013, the Audit Committee approved the dismissal of E&Y as the Company’s independent registered public accountant, effective as of the date of E&Y’s completion of the audit services for the first fiscal quarter ending March 31, 2013 and the filing of the Company’s Quarterly Report on Form 10-Q for the same quarter with the Securities and Exchange Commission.

The reports of E&Y on the Company’s consolidated financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle, and included explanatory paragraphs.

During the Company’s fiscal years ended December 31, 2012 and 2011, and through the date of E&Y’s dismissal, there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of E&Y would have caused E&Y to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years.

During the year ended December 31, 2012, there were “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K). As further disclosed in the Company’s Form 10-Q for the quarterly period ended June 30, 2012, the Company concluded there was a material weakness in the design and operating effectiveness of the Company’s internal control over financial reporting, which primarily related to accounting for business combinations during the financial statement close process. As further disclosed in the Company’s Form 10-K for the fiscal year ended December 31, 2012, E&Y’s report on the effectiveness of internal control over financial reporting as of December 31, 2012 included an adverse opinion on the Company’s internal control over financial reporting due to the effect of a material weakness related to the financial statement close process.

The Audit Committee has discussed the material weaknesses described above with E&Y and has authorized E&Y to respond fully to the inquiries of KPMG LLP (“KPMG”), the Company’s newly appointed independent registered public accounting firm, concerning such material weaknesses and any other matters.

The Company has provided E&Y with a copy of this Form 8-K and requested that E&Y provide the Company with a letter addressed to the Securities and Exchange Commission stating whether or not E&Y agrees with the above disclosures. A copy of E&Y’s letter, dated March 26, 2013, is attached as Exhibit 16.1 to this Form 8-K.

(b) Newly Appointed Independent Registered Public Accountant

On March 22, 2013, the Audit Committee approved the appointment of KPMG as the Company’s independent registered public accounting firm to perform independent audit services for the fiscal year ending December 31, 2013, beginning with the second fiscal quarter ending June 30, 2013. During the Company’s fiscal years ending December 31, 2012 and 2011 and through the date of E&Y’s dismissal, neither the Company, nor anyone on its behalf, consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, in any case where a written report or oral advice was provided to the Company by KPMG that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” or a “reportable event”.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.   See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Akorn, Inc.

		By:	/s/ Timothy A. Dick
Timothy A. Dick
Chief Financial Officer

Date:	March 28, 2013

Exhibit Index

Exhibit No.	Description of Exhibit.

16.1	Letter from Ernst & Young LLP addressed to the Securities and Exchange Commission, dated as of March 26, 2013.